SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

MEDCLEAN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-03125	21-0661726
State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Trowbridge Drive, Bethel, Connecticut 06801

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 798-1080.

Item 1.01. Entry into a Material Definitive Agreement; Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2009, the independent members of the board of directors of the Company, in light of current market conditions and in an effort to enable the Company to raise additional capital to continue to implement its differentiated business plan, authorized the management of the Company to move as quickly as possible to implement the following measures:

•	A reverse stock split of the Company’s Common Stock in a ratio of up to 200:1

•
An exchange offer to holders of the Company’s Common Stock Purchase Warrants issued in connection with the Company’s August 2008 restructuring, which would offer such holders the opportunity to exchange their existing warrants for new warrants (i) with a lower exercise price, (ii) for a lower number of shares of Common Stock, and (iii) without a “cashless exercise” right

In an effort to facilitate the foregoing the independent members of the board of directors of the Company also approved the following measures effective May 1, 2009:

The employment agreement of Mr. Scott Grisanti, President and Chief Executive Officer of the Company, was amended to reflect Mr. Grisanti’s agreement to accept no salary or benefits for the period from May 1, 2009 through August 31, 2009, and one half of his contract salary for the period from September 1, 2009 through December 31, 2009. In return for such compensation concessions, the board of directors of the Company granted Mr. Grisanti an option for the purchase of 110,000,000 shares of common stock of the Company at an exercise price of $0.004 per share and agreed to reprice all existing options and warrants previously issued to Mr. Grisanti in connection with his employment with the Company to an exercise price of $0.004 per share.

The consultant agreement of Mr. Joseph Esposito, Chairman and business consultant of the Company, was amended to reflect Mr. Esposito’s agreement to accept no consultant’s fee for the period from May 1, 2009 through August 31, 2009, and one half of his consultant’s fee for the period from September 1, 2009 through December 31, 2009. In return for such compensation concessions, the board of directors of the Company granted Mr. Esposito an option for the purchase of 100,000,000 shares of common stock of the Company at an exercise price of $0.004 per share and agreed to reprice all existing options and warrants previously issued to Mr. Esposito in connection with his consultant’s arrangement with the Company to an exercise price of $0.004 per share.

The employment agreement of Mr. Kevin Dunphy, Chief Financial Officer of the Company, was amended to reflect Mr. Dunphy’s agreement to accept no salary or benefits for the period from May 1, 2009 through August 4, 2009. In return for such compensation concessions, the board of directors of the Company granted Mr. Dunphy an option for the purchase of 12,000,000 shares of common stock of the Company at an exercise price of $0.004 per share and agreed to reprice all existing options and warrants previously issued to Mr. Dunphy in connection with his employment with the Company to an exercise price of $0.004 per share.

Terms were approved upon which the Company could enter into secured loan facilities with members of the Company’s management or other interested third parties. Such terms include a secured loan in an aggregate of up to $2,500,000 for working capital purposes, interest on such loan of up to 12% per annum and accompanying common stock option grants, such option grants to have an exercise price equal to the average of the closing prices of the common stock on the five consecutive trading days prior to and including the grant date (“Exercise Price”), and issued for a number of shares of common stock as is determined by dividing the principal amount of such loan extension by the Exercise Price, with a term of five years.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit 10.01 – Employment Agreement Amendment, dated as of May 1, 2009, by and between MedClean Technologies, Inc. and Mr. Scott Grisanti.

Exhibit 10.02 – Consultant Agreement Amendment, dated as of May 1, 2009, by and between MedClean Technologies, Inc. and Mr. Joseph Esposito.

Exhibit 10.03 – Employment Agreement Amendment, dated as of May 1, 2009, by and between MedClean Technologies, Inc. and Mr. Kevin Dunphy.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCLEAN TECHNOLOGIES, INC.

By:	/s/ Scott Grisanti
Scott Grisanti
President and CEO

Dated: May 5, 2009